EXHIBIT 10.1

EIGHTH AMENDMENT

TO

EMPLOYMENT AGREEMENT

This Eighth Amendment to Employment Agreement is made and entered into effective as of January 1, 2008, by and between WATSCO, INC., a Florida corporation (hereinafter called the “Company”), and ALBERT H. NAHMAD (hereinafter called the “Employee”).

RECITALS

WHEREAS, the Company and the Employee entered into an Employment Agreement effective as of January 31, 1996 (the “Employment Agreement”) pursuant to which the Employee renders certain services to the Company; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors amended the Employment Agreement effective as of January 1, 2001, January 1, 2002, January 1, 2003, January 1, 2004, January 1, 2005, January 1, 2006 and January 1, 2007; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors has determined to increase the Employee’s Base Salary from $998,000 to $1,100,000, effective as of January 1, 2008, and has set the targets for the performance based compensation payable by the Company to the Employee for the year 2008; and

WHEREAS, the Company and the Employee now desire to amend the Employment Agreement and Exhibit A-1 to the Employment Agreement to reflect the increase in Base Salary and specify the performance based compensation amount payable by the Company to the Employee for the calendar year 2008.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Eighth Amendment, and other good and valuable consideration, the parties to this Eighth Amendment agree as follows:

1. All capitalized terms in this Eighth Amendment shall have the same meaning as in the Employment Agreement, unless otherwise specified.

2. The first sentence of Section 4 of the Employment Agreement is hereby amended to read as follows:

“Effective as of January 1, 2008, the Company agrees to pay to Employee and Employee agrees to accept from the Company a salary at the annual rate of not less than One Million One Hundred Thousand ($1,100,000) Dollars, payable in bi-weekly or monthly installments.”

3. The Employment Agreement is hereby amended by replacing “Exhibit A-1 — 2007 Performance Goals and Performance Based Compensation” with the attached “Exhibit A-1 — 2008 Performance Goals and Performance Based Compensation” thereto.

4. All other terms and conditions of the Employment Agreement shall remain the same.

IN WITNESS WHEREOF, the parties have caused this Eighth Amendment to be duly executed effective as of the day and year first above written.

COMPANY:

WATSCO, INC.

By:	/s/ Barry S. Logan
Barry S. Logan, Senior Vice President

EMPLOYEE:

/s/ Albert H. Nahmad
Albert H. Nahmad

EXHIBIT A-1

2008 Performance Goals and Performance Based Compensation

IV. Formula

A. Earnings Per Share	Performance Based
Compensation Formula
For each $.01 increase	$65,250

B. Increase in Common Stock Price
(i) If the closing price of a share of Common Stock on 12/31/08 does not exceed $36.76	$0

(ii) If the closing price of a share of Common Stock on 12/31/08 exceeds $36.76 but does not equal or exceed $44.00, for each $0.01 increase in per share price of a share of Common Stock above $36.76	$1,200

(iii) If the closing price of a share of Common Stock on 12/31/08 equals or exceeds $44.00, for each $0.01 increase in per share price of a share of Common Stock above $36.76	$1,800

V. Method of Payment

A. Cash. The Performance Based Compensation determined for 2008 under the formula set forth in Section I above shall be paid in cash if and to the extent such Compensation does not exceed $5,000,000.

B.     Restricted Stock. If the Performance Based Compensation determined for 2008 under the formula set forth in Section I above exceeds $5,000,000 (such excess amount being referred to as the “Additional Amount”), the Executive shall be granted a number of shares of restricted Class B Common Stock of the Company (the “Shares”) equal to the amount determined by dividing (i) two times the Additional Amount, by (ii) the closing price for the Class B Common Stock of the Company on the American Stock Exchange as of the close of trading on December 31, 2008. The value of any fractional shares shall be paid in cash. The restrictions on the Shares shall lapse on the first to occur of (i) October 15, 2018 (ii) termination of the Executive’s employment with the Company by reason of Executive’s disability or death, (iii) the Executive’s termination of employment with the Company for Good Reason; (iv) the Company’s termination of Executive’s employment without Cause, or (v) the occurrence of a Change in Control of the Company (“Good Reason”, “Cause”, and “Change in Control” to be defined in a manner consistent with the most recent grant of Restricted Stock by the Company to the Executive).

VI. 2001 Incentive Compensation Plan

The performance based award and method of payment specified above (the “Award”) were made by the Compensation Committee in accordance with Section 8 of the Company’s 2001 Incentive Compensation Plan (the “Incentive Plan”) and are subject to the limitations contained in Section 5 of the Incentive Plan. The Award is intended to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code.

Dated: Effective as of January 1, 2008	/s/ Paul Manley
Paul Manley, Chairman
Compensation Committee

Acknowledged and Accepted:

/s/ Albert H. Nahmad
Albert H. Nahmad